Delek US Holdings Reports Third Quarter 2016 Results

•	Transaction to sell the retail related assets for $535.0 million expected to close in November

•	Quarterly operating and overhead expenses reduced by approximately $13.1 million year over year

BRENTWOOD, Tenn.-- October 31, 2016 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its third quarter ended September 30, 2016. Delek US reported a third quarter net loss of $(161.7) million, or $(2.61) per basic share, versus net income of $18.7 million, or $0.29 per diluted share, for the quarter ended September 30, 2015. On an adjusted basis, Delek US reported a net loss of $(11.3) million, or $(0.18) per basic share for the quarter ended September 30, 2016, compared to net income of $52.7 million, or $0.82 per diluted share on an adjusted basis in the prior year period. The adjustments for third quarter 2016 include, along with other non-cash items, an after-tax non-cash charge of $156.0 million, or $2.52 per share, related to an impairment of our investment in Alon USA. Reconciliations of GAAP earnings to adjusted earnings are included in the financial tables attached to this release.

On a year-over-year basis, results in the third quarter 2016 benefited from lower operating and overhead expenses. The decline in expenses was primarily due to improved reliability and a combination of lower variable costs, outside services, employee expenses and maintenance, partially driven by cost reduction programs implemented throughout the company. These benefits were more than offset by a 40.6 percent decline in the WTI Gulf Coast 5-3-2 crack spread and higher renewable identification numbers ("RINs") expense relative to the third quarter 2015.

In May 2015, Delek US acquired approximately 47 percent of the outstanding stock of Alon USA. The loss from the equity investment in Alon USA of $(4.8) million and associated interest cost of $3.8 million related to the financing of this investment lowered results by approximately $0.09 per basic share after tax in the third quarter 2016. Excluding the effect of this investment, results from Delek US' underlying assets would have been $(2.52) per share on a reported basis and ($0.09) per share on an adjusted basis. For purposes of after-tax calculations, a marginal income tax rate of 35 percent was used related to the effect from the investment in Alon USA. In the third quarter 2015, the income from the equity investment in Alon USA was $16.8 million and associated interest cost related to the financing of this investment was $4.5 million during that period. On October 14, 2016, Delek US made a non-binding proposal to acquire all the remaining outstanding stock of Alon USA in an all-stock transaction.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "We remained focused on factors under our control to improve our operations. During the third quarter, our initiatives to reduce costs continued to provide benefits on a year-over-year basis, as both operating and G&A expenses declined. Our focus on cost and reliability were factors in operating expense per barrel of $3.65 in our refining system which declined by 9 percent on a year-over-year basis in the third quarter 2016. In logistics, the RIO joint venture crude oil pipeline in west Texas began operating in September and the Caddo joint venture crude oil pipeline is currently expected to be completed in January 2017."

Yemin concluded, "We ended the quarter with $315.3 million of cash and we are continuing to work toward the completion of the $535.0 million sale of our retail assets, which we expect to occur in November. The completion of this transaction will unlock the value of these assets and improve our financial flexibility. We believe this flexibility will benefit us as we continue to evaluate strategic opportunities to create long term value for our shareholders."

Retail Transaction Update

On August 29, 2016 Delek US announced that it had entered into a definitive agreement with Compañía de Petróleos de Chile COPEC S.A. (SNSE:COPEC) (“COPEC”), pursuant to which Delek will sell MAPCO Express, Inc., and certain related affiliated companies, (together “MAPCO”) to a U.S. subsidiary of COPEC for total cash consideration of $535.0 million (the “Transaction”) plus MAPCO’s cash on hand at closing and a working capital adjustment. This Transaction is subject to customary closing conditions and is expected to close during November. As a result of this agreement, the retail related assets have been moved to discontinued operations for reporting purposes for the quarter ended September 30, 2016.

The operating income from discontinued operations was $11.0 million in the third quarter 2016, which included approximately $4.5 million of depreciation, and the after tax income was $6.0 million, as shown in the financial tables attached to this release. The cash balance for discontinued operations, which will be an addition to the $535.0 million purchase price at closing, was $17.9 million at September 30, 2016. At closing, debt associated with the retail assets, which was $158.9 million at September 30, 2016 plus estimated debt pre-payment fees of $15.0 million, will be paid.

Regular Quarterly Dividend

Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on November 22, 2016 will receive this cash dividend payable on December 13, 2016.

Liquidity

As of September 30, 2016, Delek US had a cash balance of $315.3 million and total consolidated debt of $827.7 million, resulting in net debt of $512.4 million, excluding amounts classified as discontinued operations. As of September 30, 2016, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had $375.0 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $315.3 million in cash and $452.7 million of debt, or a $137.4 million net debt position.

Refining Segment

Refining segment contribution margin was $34.5 million in the third quarter 2016 compared to $47.4 million in the third quarter 2015. On a year-over-year basis several factors affected performance at the refineries. First, the Gulf Coast 5-3-2 crack spread declined to $9.75 per barrel for the third quarter 2016, compared to $16.41 per barrel for the same period in 2015. Second, RINs expense related to blending obligations increased to $7.9 million in the third quarter 2016 compared to $1.3 million in the prior year period.

A partial offset to the changes above on a year-over-year basis was that the Midland WTI crude differential to Cushing WTI averaged a $0.32 per barrel discount in third quarter 2016 compared to an average premium of $0.72 per barrel in the third quarter 2015. In addition, contango in the oil futures market increased to $0.88 per barrel in the third quarter 2016, compared to contango of $0.54 per barrel in the third quarter 2015. The combination of the Midland discount and contango reduced the average crude oil price per barrel.

Inventory was a positive factor in the change in refining performance on a year-over-year basis. There was a reduction in the other inventory charge, excluding lower of cost or market ("LCM"), in the third quarter 2016 to $4.8 million compared to a charge of $12.7 million in the third quarter 2015. In the third quarter 2016, the LCM valuation benefit was $7.8 million, compared to an LCM valuation charge of $22.6 million in the prior year period. The change on a year-over-year basis is due to the change in prices of products and crude oil during the respective quarters. The inventory breakdown by refinery is included in the attached financial tables.

In the third quarter 2016, operating expenses in the refining segment decreased to $51.7 million from $59.9 million in the prior year period. The decrease at both refineries was primarily due to lower outside services, maintenance and variable costs.

See the table below for a summary of certain information by refinery impacting our refining segment operations:

	Tyler, Texas		El Dorado, Arkansas
Refinery Operating Highlights	Three Months Ended September 30,		Three Months Ended September 30,
	2016	2015	2016	2015
Contribution Margin, $ in millions	$28.9	$17.1	$1.8	$32.9

Crude Throughput, bpd	68,954	71,540	72,578	71,584
Total Throughput, bpd	71,899	79,908	76,217	76,399
Total Sales Volume, bpd	72,456	80,177	76,893	78,736

Refining Margin, $/bbl sold	$7.90	$6.12	$3.98	$8.71
Adjusted Refining Margin, $/bbl sold (1)	$7.30	$10.45	$4.31	$9.40

Direct Operating Expense, $ in millions	$23.7	$28.1	$26.4	$30.2
Direct Operating Expense, $/bbl sold	$3.56	$3.81	$3.73	$4.17
(1) Reconciliations of refining margin and adjusted refining margin are included in the attached tables.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the non-controlling interests are made on a consolidated basis.
On a year-over-year basis, segment contribution margin in the third quarter 2016 decreased to $24.8 million compared to $29.1 million in the third quarter 2015. This change was primarily due to reduced performance from the Paline Pipeline, a decline in west Texas gross margin and lower volume in the SALA system. These factors were partially offset by lower operating expenses.

Third Quarter 2016 Results | Conference Call Information
Delek US will hold a conference call to discuss its third quarter 2016 results on Tuesday, November 1, 2016 at 8:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through February 1, 2017 by dialing (855) 859-2056, passcode 49487983. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) third quarter earnings conference call that will be held on Tuesday, November 1, 2016 at 7:00 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining and logistics. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. Delek US Holdings, Inc. also owns approximately 47 percent of the outstanding common stock of Alon USA Energy, Inc. (NYSE: ALJ).

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; our ability to complete and realize the benefits of the retail transaction; the effect on our financial results by the financial results of Alon USA Energy, Inc., in which we hold a significant equity investment; uncertainty regarding the outcome of our proposal to acquire the remaining outstanding stock of Alon USA; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Non-GAAP Disclosures:
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjusted net income or loss and adjusted net income or loss per share. Delek US believes that the presentation of these non-GAAP measures reflects operating results that are more indicative of Delek US' ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. Adjusted income or loss and adjusted net income or loss per share should not be considered in isolation or as alternatives to net income or loss, net income or loss per share, or any other measure of financial performance presented in accordance with U.S. GAAP. Additionally, because adjusted net income or loss and adjusted net income or loss per share may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	September 30, 2016	December 31, 2015
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$315.3	$287.2
Accounts receivable	197.2	217.4
Accounts receivable from related party	—	0.5
Inventories, net of lower of cost or market valuation	375.1	271.0
Assets held for sale	471.5	478.8
Other current assets	57.4	142.6
Total current assets	1,416.5	1,397.5
Property, plant and equipment:
Property, plant and equipment	1,568.3	1,546.9
Less: accumulated depreciation	(454.8)	(369.5)
Property, plant and equipment, net	1,113.5	1,177.4
Goodwill	12.2	12.2
Other intangibles, net	27.0	27.3
Equity method investments	366.2	605.2
Other non-current assets	84.1	105.3
Total assets	$3,019.5	$3,324.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$383.0	$364.7
Current portion of long-term debt	84.4	93.9
Obligation under Supply and Offtake Agreement	111.3	132.0
Liabilities associated with assets held for sale	286.7	298.7
Accrued expenses and other current liabilities	162.3	110.7
Total current liabilities	1,027.7	1,000.0
Non-current liabilities:
Long-term debt, net of current portion	743.3	711.3
Environmental liabilities, net of current portion	6.6	7.9
Asset retirement obligations	5.1	5.3
Deferred tax liabilities	64.3	192.7
Other non-current liabilities	25.2	53.8
Total non-current liabilities	844.5	971.0
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 67,069,071 shares and 66,946,721 shares issued at September 30, 2016 and December 31, 2015, respectively	0.7	0.7
Additional paid-in capital	648.4	639.2
Accumulated other comprehensive loss	(27.6)	(45.3)
Treasury stock, 5,195,791 shares and 4,809,701 shares, at cost, as of September 30, 2016 and December 31, 2015, respectively	(160.8)	(154.8)
Retained earnings	487.5	713.5
Non-controlling interest in subsidiaries	199.1	200.6
Total stockholders’ equity	1,147.3	1,353.9
Total liabilities and stockholders’ equity	$3,019.5	$3,324.9

Delek US Holdings, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015
	(In millions, except share and per share data)
Net sales	$1,079.9	$1,293.5	$3,113.3	$3,659.0
Operating costs and expenses:
Cost of goods sold	965.6	1,152.8	2,806.7	3,213.7
Operating expenses	61.0	71.5	187.8	201.3
Insurance proceeds — business interruption	—	—	(42.4)	—
General and administrative expenses	24.9	27.5	77.5	81.9
Depreciation and amortization	29.0	27.5	86.6	76.5
Other operating expense, net	2.2	0.2	2.2	0.2
Total operating costs and expenses	1,082.7	1,279.5	3,118.4	3,573.6
Operating (loss) income	(2.8)	14.0	(5.1)	85.4
Interest expense	13.9	14.2	40.7	38.5
Interest income	(0.2)	(0.3)	(0.9)	(0.9)
Loss (income) from equity method investments	5.1	(16.5)	33.7	(23.9)
Loss on impairment of equity method investment	245.3	—	245.3	—
Other expense (income), net	0.1	—	0.6	(1.0)
Total non-operating expenses (income), net	264.2	(2.6)	319.4	12.7
(Loss) income from continuing operations before income tax (benefit) expense	(267.0)	16.6	(324.5)	72.7
Income tax (benefit) expense	(103.3)	(0.5)	(136.8)	9.1
(Loss) income from continuing operations	(163.7)	17.1	(187.7)	63.6
Income from discontinued operations, net of tax	6.0	8.3	5.5	6.2
Net (loss) income	(157.7)	25.4	(182.2)	69.8
Net income attributed to non-controlling interest	4.0	6.7	15.7	18.9
Net (loss) income attributable to Delek	$(161.7)	$18.7	$(197.9)	$50.9

Basic (loss) earnings per share:
(Loss) income from continuing operations	$(2.71)	$0.16	$(3.28)	$0.74
Income from discontinued operations	$0.10	$0.13	$0.09	$0.10
Basic (loss) earnings per share	$(2.61)	$0.29	$(3.19)	$0.84

Diluted (loss) earnings per share:
(Loss) income from continuing operations	$(2.71)	$0.16	$(3.28)	$0.74
Income from discontinued operations	$0.10	$0.13	$0.09	$0.10
Diluted (loss) earnings per share	$(2.61)	$0.29	$(3.19)	$0.84

Weighted average common shares outstanding:
Basic	61,834,968	63,189,399	61,931,040	60,366,532
Diluted	61,834,968	63,658,386	61,931,040	60,894,206
Dividends declared per common share outstanding	$0.15	$0.15	$0.45	$0.45

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended September 30,
	2016	2015
Cash Flow Data	(Unaudited)
Operating activities	$121.5	$191.8
Investing activities	(97.6)	(411.0)
Financing activities	4.2	142.4
Net increase (decrease)	$28.1	$(76.8)

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended September 30, 2016
	Refining	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$935.1	$71.2	$—	$1,006.3
Intercompany fees and sales (1)	78.1	36.3	(40.8)	73.6
Operating costs and expenses:
Cost of goods sold	927.0	73.5	(34.9)	965.6
Operating expenses	51.7	9.2	0.1	61.0
Segment contribution margin	$34.5	$24.8	$(6.0)	53.3
General and administrative expenses				24.9
Depreciation and amortization				29.0
Other operating income				2.2
Operating income				$(2.8)
Total assets (2)	$1,854.3	$393.2	$772.0	$3,019.5
Capital spending (excluding business combinations) (3)	$7.5	$3.2	$0.1	$10.8

	Three Months Ended September 30, 2015
	Refining	Logistics	Corporate, Other and Eliminations (4)	Consolidated
Net sales (excluding intercompany fees and sales)	$1,027.3	$128.5	$0.8	$1,156.6
Intercompany fees and sales (1)	180.7	36.6	(80.4)	136.9
Operating costs and expenses:
Cost of goods sold	1,100.7	124.4	(72.3)	1,152.8
Operating expenses	59.9	11.6	—	71.5
Segment contribution margin	$47.4	$29.1	$(7.3)	69.2
General and administrative expenses				27.5
Depreciation and amortization				27.5
Other operating income				0.2
Operating income				$14.0
Total assets (2)	$1,960.9	$361.8	$1,106.5	$3,429.2
Capital spending (excluding business combinations) (3)	$23.6	$4.1	$1.2	$28.9

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Nine Months Ended September 30, 2016
	Refining	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,651.6	$214.4	$0.5	$2,866.5
Intercompany fees and sales (1)	266.6	109.0	(128.8)	246.8
Operating costs and expenses:
Cost of goods sold	2,703.0	213.4	(109.7)	2,806.7
Operating expenses	159.6	28.4	(0.2)	187.8
Insurance proceeds - business interruption	(42.4)	—	—	(42.4)
Segment contribution margin	$98.0	$81.6	$(18.4)	161.2
General and administrative expenses				77.5
Depreciation and amortization				86.6
Other operating income				2.2
Operating income				$(5.1)
Capital spending (excluding business combinations) (3)	$14.4	$5.1	$4.7	$24.2

	Nine Months Ended September 30, 2015
	Refining	Logistics	Corporate, Other and Eliminations (4)	Consolidated
Net sales (excluding intercompany fees and sales)	$2,875.9	$373.8	$1.6	$3,251.3
Intercompany fees and sales (1)	495.9	106.9	(195.1)	407.7
Operating costs and expenses:
Cost of goods sold	3,022.4	365.3	(174.0)	3,213.7
Operating expenses	168.1	33.2	—	201.3
Segment contribution margin	$181.3	$82.2	$(19.5)	244.0
General and administrative expenses				81.9
Depreciation and amortization				76.5
Other operating income				0.2
Operating income				$85.4
Capital spending (excluding business combinations) (3)	$146.8	$13.9	$2.9	$163.6

(1)
Intercompany fees and sales for the refining segment include revenues of $73.6 million and $246.8 million during the three and nine months ended September 30, 2016, respectively, and $136.9 million and $407.7 million during the three and nine months ended September 30, 2015, respectively, from activities which are reported in discontinued operations.

(2)
Assets held for sale, which are reported in discontinued operations, of $471.5 million and $469.9 million are included in the corporate, other and eliminations segment as of September 30, 2016 and September 30, 2015, respectively.

(3)
Capital spending excludes capital spending associated with the discontinued operations of $6.0 million and $12.2 million during the three and nine months ended September 30, 2016, respectively, and $6.3 million and $10.0 million during the three and nine months ended September 30, 2015, respectively.

(4)	The corporate, other and eliminations segment operating results for the three and nine months ended September 30, 2015 have been restated to reflect the reclassification of discontinued operations.

Refining Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Tyler Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	274	273
Total sales volume (average barrels per day)(1)	72,456	80,177	73,055	58,531
Products manufactured (average barrels per day):
Gasoline	38,909	41,412	38,192	30,499
Diesel/Jet	27,215	32,034	27,836	23,356
Petrochemicals, LPG, NGLs	3,195	3,606	2,760	2,583
Other	1,483	1,706	1,561	1,285
Total production	70,802	78,758	70,349	57,723
Throughput (average barrels per day):
Crude oil	68,954	71,540	67,462	53,460
Other feedstocks	2,945	8,368	3,723	5,177
Total throughput	71,899	79,908	71,185	58,637
Per barrel of sales:
Tyler refining margin	$7.90	$6.12	$6.90	$10.17
Direct operating expenses	$3.56	$3.81	$3.69	$4.59

El Dorado Refinery
Days in period	92	92	274	273
Total sales volume (average barrels per day)(2)	76,893	78,736	78,863	81,812
Products manufactured (average barrels per day):
Gasoline	39,120	38,068	40,545	39,336
Diesel	27,367	27,206	27,046	28,188
Petrochemicals, LPG, NGLs	1,325	561	957	666
Asphalt	5,836	6,137	4,744	7,188
Other	1,298	2,717	1,039	2,083
Total production	74,946	74,689	74,331	77,461
Throughput (average barrels per day):
Crude oil	72,578	71,584	72,652	74,225
Other feedstocks	3,639	4,815	3,261	4,732
Total throughput	76,217	76,399	75,913	78,957
Per barrel of sales:
El Dorado refining margin	$3.98	$8.71	$3.09	$8.46
Direct operating expenses	$3.73	$4.17	$3.75	$4.05

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$45.03	$46.70	$41.45	$51.10
WTI — Midland crude oil (per barrel)	$44.57	$47.75	$41.23	$50.81
US Gulf Coast 5-3-2 crack spread (per barrel)	$9.75	$16.41	$9.08	$16.67
US Gulf Coast Unleaded Gasoline (per gallon)	$1.35	$1.58	$1.26	$1.66
Ultra low sulfur diesel (per gallon)	$1.37	$1.51	$1.25	$1.68
Natural gas (per MMBTU)	$2.85	$2.75	$2.32	$2.78

(1)
Sales volume includes 114 bpd and 686 bpd sold to the logistics segment during the three and nine months ended September 30, 2016, respectively, and 6,541 bpd and 3,880 bpd during the three and nine months ended September 30, 2015, respectively. Sales volume also includes sales of 885 bpd and 659 bpd of intermediate and finished products to the El Dorado refinery during the three and nine months ended September 30, 2016, respectively, and 1,477 bpd and 2,407 bpd during the three and nine months ended September 30, 2015, respectively. Sales volume excludes 1,778 bpd and 843 bpd of wholesale activity during the three and nine months ended September 30, 2016, respectively and 61 bpd and 2,185 bpd of wholesale activity during the three and nine months ended September 30, 2015, respectively.

(2)
Sales volume includes 358 bpd and 120 bpd of produced finished product sold to the Tyler refinery during the three and nine months ended September 30, 2016, respectively. There were no sales of produced finished product to the Tyler refinery during the three and nine months ended September 30, 2015. Sales volume excludes 19,671 bpd and 21,606 bpd of wholesale activity during the three and nine months ended September 30, 2016, respectively, and 27,325 bpd and 25,902 bpd during the three and nine months ended September 30, 2015, respectively.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (3)
$ in millions, except per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Tyler (4)
Reported refining margin, $ per barrel	$7.90	$6.12	$6.90	$10.17
Adjustments:
Lower of cost or market (gain) charge	(1.18)	2.99	(1.30)	(0.65)
Hedging (gain) loss	(0.08)	0.27	0.63	0.38
Other inventory loss	0.66	1.07	0.35	1.54

Adjusted refining margin $/bbl	$7.30	$10.45	$6.58	$11.44

El Dorado (5)
Reported refining margin, $ per barrel	$3.98	$8.71	$3.09	$8.46
Adjustments:
Lower of cost or market charge	—	0.08	—	0.03
Hedging loss (gain)	0.27	(0.06)	0.64	0.12
Other inventory loss	0.06	0.67	0.78	1.10

Adjusted refining margin $/bbl	$4.31	$9.40	$4.51	$9.71

(3)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory, hedging (realized and unrealized) and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(4)	Tyler adjusted refining margins exclude the following items.
Lower of cost or market ("LCM") valuation - There was approximately $7.9 million LCM valuation benefit and $(22.0) million of LCM valuation charge in the third quarter 2016 and 2015, respectively. There was approximately $26.0 million and $10.4 million of LCM valuation benefit in the nine months ended September 30, 2016 and 2015, respectively.
Hedging affect - Total hedging gain of $0.5 million and a $(2.0) million hedging loss occurred in the third quarter 2016 and 2015, respectively. Total hedging loss of $(12.6) million and $(6.0) million occurred in the nine months ended September 30, 2016 and 2015, respectively.
Other inventory - A charge of $(4.4) million and $(7.9) million in the third quarter 2016 and 2015, respectively. Charges of $(7.0) million and $(24.7) million in the nine months ended September 30, 2016 and 2015, respectively. These amounts consist of last-in-first-out inventory price valuation effect in the respective period.

(5)	El Dorado adjusted refining margins exclude the following items.
Lower of cost or market ("LCM") valuation - There was a nominal amount and $(0.6) million of LCM valuation charges in the third quarter 2016 and 2015, respectively. There was a nominal amount and $(0.6) million of LCM valuation charge in the nine months ended September 30, 2016 and 2015, respectively.
Hedging affect - The total hedging loss of $(1.9) million and a hedging gain of $0.5 million in the third quarter 2016 and 2015, respectively. Total hedging loss of $(13.9) million and $(2.7) million occurred in the nine months ended September 30, 2016 and 2015, respectively.

Other inventory - Charges of $(0.4) million and $(4.8) million in the third quarter 2016 and 2015, respectively. Charges of $(16.8) million and $(24.5) million in the nine months ended September 30, 2016 and 2015, respectively. These amounts consist of first-in-first-out inventory price valuation effect in the respective period.

Logistics Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	55,217	54,973	55,951	55,168
Refined products pipelines to Enterprise Systems	47,974	54,397	51,794	56,294
SALA Gathering System	17,237	20,264	18,172	21,031
East Texas Crude Logistics System	17,026	19,078	13,108	22,270
El Dorado Rail Offloading Rack	—	—	—	1,474

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(6)	67,812	75,313	68,137	56,553
West Texas marketing throughputs (average bpd)	12,162	18,824	13,039	17,661
West Texas marketing margin per barrel	$1.16	$1.50	$1.24	$1.41
Terminalling throughputs (average bpd)(7)	120,099	126,051	121,791	102,534

(6)	Excludes jet fuel and petroleum coke

(7)	Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas, North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions, except per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Reported net (loss) income attributable to Delek	$(161.7)	$18.7	$(197.9)	$50.9

Adjustments(8)
Lower of cost or market inventory valuation (gain) charge	(7.8)	22.7	(26.0)	(9.7)
Tax effect of lower of cost or market	2.8	7.5	9.1	3.4
Net after tax lower of cost or market valuation (gain) charge	(5.1)	30.2	(16.8)	(6.3)

El Dorado asset write off	2.3	—	2.3	—
Tax effect of El Dorado asset write off	(0.9)	—	(0.9)	—
Net after tax Lion asset write off	1.4	—	1.4	—

Business interruption proceeds	—	—	(42.4)	—
Tax effect of business interruption proceeds	—	—	14.9	—
Net after tax business interruption proceeds effect	—	—	(27.5)	—

Unrealized hedging (gain) loss	(2.9)	5.8	21.7	31.6
Tax effect of unrealized hedging	1.0	(2.0)	(7.6)	(11.1)
Net after tax unrealized hedging (gain) loss	(1.9)	3.7	14.1	20.5

Loss on impairment of equity method investment	245.1	—	245.1	—
Tax effect of loss on equity method investment	(89.1)	—	(89.1)	—
Net after tax loss on equity method investment effect	156.0	—	156.0	—

Total after tax adjustments	150.4	34.0	127.2	$14.2

Adjusted net (loss) income	$(11.3)	$52.7	$(70.7)	$65.1

Reported net (loss) income per share attributable to Delek	$(2.61)	$0.29	$(3.19)	$0.84

Adjustments, after tax (per share)(8)
Lower of cost or market inventory valuation (gain) charge	(0.08)	0.47	(0.27)	(0.10)
El Dorado asset write off	0.02	—	0.02	—
Business interruption proceeds	—	—	(0.44)	—
Unrealized hedging (gain) loss	(0.03)	0.06	0.23	0.34
Loss on impairment of equity method investment	2.52	—	2.52	—

Total adjustments	2.43	0.53	2.06	0.24

Adjusted net (loss) income per share	$(0.18)	$0.82	$(1.13)	$1.08

(8)
The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income (loss) in all periods.

Delek US Holdings, Inc.
Operating Results from Discontinued Operations
$ in millions
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$361.7	$398.7	$1,034.7	$1,148.3
Cost of goods sold	(306.6)	(340.7)	(884.5)	(995.5)
Operating expenses	(34.2)	(35.1)	(99.7)	(102.8)
General and administrative expenses	(5.4)	(6.7)	(16.7)	(19.3)
Depreciation and amortization	(4.5)	(6.7)	(20.3)	(20.9)
Other operating income, net	—	0.3	—	0.4
Operating income	$11.0	$9.8	$13.5	$10.2

Interest expense	(1.8)	(1.6)	(5.4)	(4.6)
Income from discontinued operations before taxes	9.2	8.2	8.1	5.6
Income tax expense	3.2	(0.1)	2.6	(0.6)
Income from discontinued operations, net of tax	$6.0	$8.3	$5.5	$6.2

U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366